Exhibit 99.1

                    NEWS RELEASE

For more information contact:
Jan Johannessen
Chief Financial Officer
Lattice Semiconductor Corporation
(503) 268-8000

LATTICE SEMICONDUCTOR REPORTS

SECOND QUARTER FINANCIAL RESULTS

Record Quarterly FPGA Revenue and Strong New Product Growth

HILLSBORO, OR - July 26, 2007 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the second quarter ended June 30, 2007.

For the second quarter, revenue was $59.2 million, an increase of two percent from the $58.1 million reported in the prior quarter, and a decrease of six percent from the $62.7 million reported in the same quarter a year ago.

FPGA revenue for the second quarter was a record $13.5 million, up 14 percent from the $11.9 million reported in the prior quarter, and an increase of four percent from the $13.1 million reported in the same quarter a year ago. PLD revenue for the quarter was $45.7 million, a one percent decrease over the $46.3 million reported in the prior quarter, and a decrease of eight percent from the $49.7 million reported in the same quarter a year ago.

New product revenue for the second quarter was $6.5 million, up 35% from the $4.8 million reported in the prior quarter, and an increase of 85% from the $3.5 million reported in the same quarter a year ago.

Other income for the second quarter of 2007 was $4.3 million and included a $0.4 million gain related to the extinguishment of outstanding zero coupon convertible notes and a $1.6 million gain related to the sale of a land investment.

Net loss for the second quarter was $1.5 million ($0.01 per share), as compared to a net loss of $4.4 million ($0.04 per share) reported in the prior quarter, and net income of $2.1 million ($0.02 per share) in the same quarter a year ago. These results include non-cash amortization charges, stock based compensation expense and restructuring charges, which total $4.0 million and $3.4 million for the second quarter of 2007 and 2006, respectively, and $3.9 million for the first quarter of 2007. Excluding these charges net income for the second quarter was $2.6 million as compared to a net loss of $0.5 million for the prior quarter, and net income of $5.5 million for the comparable quarter a year ago.

“We are very pleased by the strong growth in FPGA revenue and the accelerating demand we experienced for our New products in the second quarter. It is particularly rewarding to see that the historic customer design-ins we have won over the past few years are now increasingly moving into production,” said Steve Skaggs, Lattice’s President and Chief Executive Officer. “Industry conditions, particularly in the communications sector, continued to improve during the quarter, which, together with our increasingly competitive product portfolio, allow us to be optimistic regarding growth of our FPGA revenue.”

Second Quarter Business Highlights:

•
Introduced the industry’s first true 90nm non-volatile FPGA family, the LatticeXP2TM, which compared to prior generation devices, doubles logic capacity to 40K Look-Up Tables (LUTs), improves performance 25%, reduces static power consumption by 33%, adds dedicated DSP blocks, and lowers the price per function by up to 50%. Designed using the industry’s most advanced non-volatile FPGA technology, the LatticeXP2 devices provide “instant-on” logic functionality and a smaller device footprint, while also enhancing design security, RAM back-up and live field update capabilities;

•
Announced the immediate availability of an extensive intellectual property (“IP”) core portfolio for the LatticeXP2 FPGA family, which will enable continued customer adoption of Lattice’s industry leading non-volatile FPGAs;

•
Announced a new partnership with IP core provider PLD Applications to provide a full range of PCIe IP cores and related solutions to our mutual customer base. These solutions, targeting the emerging market for high-volume, low-cost bridging applications, support the groundbreaking LatticeECP2M TM family, the first low cost FPGA to offer SERDES and high capacity memory;

•
Delivered major performance and functional enhancements in version 7.0 of Lattice’s ispLEVER® FPGA design tool. This new tool suite delivers dramatically improved performance, significantly lower runtime and memory utilization as well as powerful new features, including major enhancements to our hardware debug and power calculator tools, along with support for the new LatticeXP2 FPGAs;

•
Announced industry-leading support for HyperTransport TM technology at rates up to 1.6 Gbps, using the LatticeSC TM high performance FPGA family. In addition, these advanced FPGA devices offer industry leading memory interface support operating at rates up to 667 Mbps for DDR2, 750Mbps for QDRII+ and 800 Mbps for RLDRAM®II. Support of HyperTransport and high-speed memory interfaces are made possible through use of the innovative PURESPEEDTM I/O technology in the LatticeSC TM family.

Business Outlook – September 2007 Quarter:

•	Sequential quarterly revenue is expected to be flat to up 4%;

•	Gross margin percentage is expected to be approximately 55% to 56%

•	Total operating expenses are expected to be approximately flat;

•	Intangible asset amortization is expected to be approximately $2.5 million: and

•	Other income is expected to be approximately $3.0 million.

Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income (loss). This measure is generally based on the revenue of our products and the costs of those operations, such as cost of products sold, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income (loss) excludes amortization of intangible assets, stock-based compensation and restructuring charges. Intangible assets relate to assets acquired through acquisitions and consist of technology purchased in connection with the acquisitions. Stock-based compensation charges are related to the adoption of SFAS No. 123(R) effective January 1, 2006, and include expense for items such as stock options and restricted stock units granted to employees, purchases under the employee stock purchase plan and deferred stock compensation issued in connection with acquisitions. Restructuring charges consist of expenses and subsequent adjustments incurred under our corporate restructuring plan that took place in the fourth quarter of fiscal 2005, and include items such as separation packages, costs to vacate space under long-term lease arrangements, the cost to write-off an intellectual property license and other related expenses.

Non-GAAP net income (loss) is a supplemental measure of our performance that is not required by and not presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net (loss) income, operating loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net (loss) income, which is our most directly comparable GAAP financial result. For more information, see the consolidated statement of operations contained in this earnings release.

On July 26, 2007, Lattice will hold a telephone conference call at 2:00 p.m. (Pacific Time) with financial analysts. Investors may listen to our conference call live via the web at www.lscc.com. Replays of the call will also be available at www.lscc.com. On September 13, 2007, we plan to publish a “Business Update Statement” on our website. Our financial guidance will be limited to the comments on our public quarterly earnings call and these public business outlook statements.

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. With respect to particular forward-looking statements in the “Business Outlook - September 2007 Quarter” section of this release, Lattice believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as pricing pressures, competitive actions, the demand for our products, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates contained herein on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly and test costs, variations in manufacturing yields, and changes in stock-based compensation charges due to stock price changes.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include the Company’s dependencies on its silicon wafer suppliers, technological and product development risks, and the other risks that are described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Lattice Semiconductor Corporation provides the industry’s broadest range of Programmable Logic Devices (PLD), including Field Programmable Gate Arrays (FPGA), Complex Programmable Logic Devices (CPLD), Mixed-Signal Power Management and Clock Generation Devices, and industry-leading SERDES products.

Lattice continues to deliver “More of the Best” to its customers with comprehensive solutions for system design, including an unequaled portfolio of high performance, non-volatile and low cost FPGAs.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets. For more information, visit http://www.latticesemi.com.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design),  ispLEVER, ispXP2, LatticeECP2M, LatticeSC, and specific product  designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.  HyperTransport TM is a licensed trademark of the HyperTransport Technology Consortium in the U.S. and other jurisdictions.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation

Consolidated Statement of Operations

(in thousands, except per share data)

	Three months ended			Six months ended
Description	June 30, 2007	March 31, 2007	July 1, 2006	June 30, 2007	July 1, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$59,243	$58,107	$62,719	$117,350	$120,171

Costs and expenses (1):
Cost of products sold	26,593	26,218	26,946	52,811	52,091
Research and development	20,752	22,008	20,440	42,760	40,791
Selling, general and administrative	14,785	14,566	14,594	29,351	28,283
Amortization of intangible assets (2)	2,665	2,667	2,670	5,332	5,483
Restructuring (3)	27	(130)	97	(103)	216

Total costs and expenses	64,822	65,329	64,747	130,151	126,864
Loss from operations	(5,579)	(7,222)	(2,028)	(12,801)	(6,693)

Other income, net (4)	4,299	3,008	4,350	7,307	8,397

(Loss) income before provision for income taxes	(1,280)	(4,214)	2,322	(5,494)	1,704

Provision for income taxes	181	169	256	350	445

Net (loss) income	$(1,461)	$(4,383)	$2,066	$(5,844)	$1,259

Basic net (loss) income per share	$(0.01)	$(0.04)	$0.02	$(0.05)	$0.01

Diluted net (loss) income per share	$(0.01)	$(0.04)	$0.02	$(0.05)	$0.01

Shares used in per share calculations:

Basic	114,827	114,688	114,165	114,758	113,960

Diluted (5)	114,827	114,688	125,343	114,758	114,287
 Notes:
(1) As a result of the restructuring implemented in the fourth quarter of 2005, the Company realigned certain departments and job responsibilities in 2006.  Due to these changes, the Company reviewed its historical cost center allocations and has reclassified these to reflect post-restructuring operations.  Amounts previously reported in the three and six months ended July 1, 2006 have been reclassified to be consistent with the approach applied for the other periods presented.

(2) Intangible assets subject to amortization aggregate $10.3 million, net, at June 30, 2007 and relate to the acquisition of Cerdelinx Technologies, Inc. on August 26, 2002 and the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002. These intangible assets are amortized to expense generally over three to seven years on a straight-line basis.

(3) Represents costs and adjustments incurred under the corporate restructuring plan, which was implemented in the fourth quarter of 2005.

(4) Includes a $1.6 million gain recorded during the three months ended June 30, 2007 as a result of the Company selling a parcel of undeveloped land near its corporate headquarters.

(5) For the three months ended June 30, 2007 and March 31, 2007 and the six months ended June 30, 2007, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are antidilutive.   For the six months ended July 1, 2006, the computation of diluted earnings per share excludes Convertible Notes, as they are antidillutive.

Reconciliation of GAAP Net (Loss) Income to Non-GAAP Income (Loss)
(in thousands)
	Three months ended			Six months ended
	June 30, 2007	March 31, 2007	July 1, 2006	June 30, 2007	July 1, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP net (loss) income	$(1,461)	$(4,383)	$2,066	$(5,844)	$1,259
Reconciling items:
Amortization of intangibles (1)	2,665	2,667	2,670	5,332	5,483
Stock-based compensation	1,325	1,389	638	2,714	1,345
Restructuring (2)	27	(130)	97	(103)	216
Non-GAAP net income (loss)	$2,556	$(457)	$5,471	$2,099	$8,303

Reconciliation of GAAP Net (Loss) Income per Share to Non-GAAP Net Income (Loss) per Share

	Three months ended			Six months ended
	June 30, 2007	March 31, 2007	July 1, 2006	June 30, 2007	July 1, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Basic and Diluted (4):
GAAP net (loss) income	$(0.01)	$(0.04)	$0.02	$(0.05)	$0.01
Reconciling items:
Amortization of intangibles (1)	0.02	0.02	0.02	0.05	0.05
Stock-based compensation	0.01	0.01	0.01	0.02	0.01
Restructuring (2)	0.00	(0.00)	0.00	(0.00)	0.00
Non-GAAP net income (loss)	$0.02	$(0.00)	$0.05	$0.02	$0.07
Shares used in per share calculations:
Basic	114,827	114,688	114,165	114,758	113,960
Diluted (3)	122,611	114,688	125,343	123,290	124,763

Notes:

(1) Relates to intangible assets acquired through our acquisition of Cerdelinx Technologies, Inc. on August 26, 2002 and the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002.

(2) Represents costs incurred under the corporate restructuring plan, which was implemented in the fourth quarter of 2005. These costs primarily relate to separation packages, costs to vacate space under long-term lease arrangements and adjustments to sublease income.

(3) For the three months ended March 31, 2007, the computation of diluted earnings excludes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are antidilutive.

(4) Per share amounts may differ due to rounding.

Lattice Semiconductor Corporation

Consolidated Balance Sheet

(in thousands)

	June 30,	December 30,
Description	2007	2006
	(unaudited)

Assets
Current assets:
Cash and short-term investments	$165,220	$233,208
Accounts receivable, net	29,661	22,545
Inventories	38,207	38,816
Other current assets	34,553	35,474
Total current assets	267,641	330,043

Property and equipment, net	46,101	46,696
Foundry investments, advances and other assets	101,259	109,964
Goodwill and other intangible assets, net (1)	233,870	239,203

	$648,871	$725,906

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and other accrued liabilities	$37,741	$82,843
Deferred income and allowances on sales to distributors	7,290	6,230
Other current liabilities	—	20,480
Total current liabilities	45,031	109,553

Zero Coupon Convertible Notes due in 2010 (2)	80,000	89,120
Other long-term liabilities	5,814	15,488
Total liabilities	130,845	214,161

Stockholders’ equity	518,026	511,745

	$648,871	$725,906

Notes:

(1) At June 30, 2007, includes approximately $223.6 million in goodwill and $10.3 million of other intangible assets, net, related to previous acquisitions. The other intangible assets will be amortized to expense generally over three to seven years. Goodwill is not amortized effective with the March 2002 quarter.

(2) Effective July 1, 2007, the Convertible Notes will be classified as a current liability as the holders of the Convertible Notes have a right to require payment of the Convertible Notes on July 1, 2008.

Lattice Semiconductor Corporation

– Supplemental Historic Financial Information –

Operations Information	Q207	Q107	Q206
Percent of Revenue (1):
Gross Margin	55.1%	54.9%	57.0%
R&D Expense	35.0%	37.9%	32.6%
SG&A Expense	25.0%	25.1%	23.3%

Depreciation Expense ($000)	3,396	3,383	3,028
Capital Expenditures ($000)	2,914	3,915	5,461

Balance Sheet Information
Current Ratio	5.9	4.7	5.7
A/R Days Revenue Outstanding	46	45	48
Inventory Months	4.3	4.6	4.0

Revenue% (by Product Family)
FPGA	23%	20%	21%
PLD	77%	80%	79%

Revenue% (by Product Classification)
New	11%	8%	5%
Mainstream	50%	48%	46%
Mature	39%	44%	49%

Revenue% (by Geography)
Americas	24%	23%	30%
Europe (incl. Africa)	18%	22%	24%
Asia	58%	55%	46%

Revenue% (by End Market)
Communications	52%	45%	51%
Industrial & Other	24%	32%	23%
Consumer & Automotive	13%	12%	9%
Computing	11%	11%	17%

Revenue% (by Channel)
Direct	64%	62%	58%
Distribution	36%	38%	42%

New:	LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP, MachXO, Power Manager, ispClock

Mainstream:	FPSC, XPLD, ispGDX2, ispMACH 4/LV, ispGDX/V, ispMACH 4000/Z, XPGA, Software and IP

Mature:	ORCA 2, ORCA 3, ORCA 4, ispPAC, ispLSI 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-Volt CPLDs, all SPLDs

Note:

(1) Q206 amounts have been reclassified to be consistent with the current period.